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                                                                    EXHIBIT 12.1

                                 ADVANTA CORP.
                                AND SUBSIDIARIES

            STATEMENTS SETTING FORTH DETAILS OF COMPUTATION OF RATIO
              OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            AND PREFERRED DIVIDENDS
                             (DOLLARS IN THOUSANDS)

                                         THREE MONTHS
                                             ENDED
                                           MARCH 31,                     YEAR ENDED DECEMBER 31,
                                       -----------------   ----------------------------------------------------
                                        1995      1994       1994       1993       1992       1991       1990
                                       -------   -------   --------   --------   --------   --------   --------
Net earnings before extraordinary
  items..............................  $30,783   $24,924   $106,063   $ 77,920   $ 48,037   $ 25,165   $ 15,095
Federal and state income taxes.......   17,670    14,142     59,144     45,335     29,063     14,154      7,435
                                       -------   -------   --------   --------   --------   --------   --------
Earnings before income taxes and
  extraordinary items................   48,453    39,066    165,207    123,255     77,100     39,319     22,530
                                       -------   -------   --------   --------   --------   --------   --------
Fixed charges:
  Interest...........................   38,110    20,755     94,758     79,303     93,545    109,139    112,636
  One-Third of all rentals...........      365       399      1,809      1,591      1,252      1,103      1,031
                                       -------   -------   --------   --------   --------   --------   --------
Total fixed charges..................   38,475    21,154     96,567     80,894     94,797    110,242    113,667
                                       -------   -------   --------   --------   --------   --------   --------
Earnings before income taxes,
  extraordinary items and fixed
  charges............................  $86,928   $60,220   $261,774   $204,149   $171,897   $149,561   $136,197
                                       -------   -------   --------   --------   --------   --------   --------
Ratio of earnings to fixed charges...     2.26X     2.85X      2.71X      2.52X      1.81X      1.36X      1.20X
Preferred dividends..................  $   141   $   141   $    141   $    141   $    141   $    141   $    141
Combined fixed charges and preferred
  dividends..........................   38,616    21,295     96,708     81,035     94,938    110,383    113,808
                                       -------   -------   --------   --------   --------   --------   --------
Ratio of earnings to combined fixed
  charges and preferred dividends....     2.25X     2.83X      2.71X      2.52X      1.81X      1.35X      1.20X

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